As filed with the Securities and Exchange Commission on  June 29, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FRIENDLY ICE CREAM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2053130
(State or Other Jurisdiction of	(IRS Employer Identification No.)
Incorporation or Organization)

1855 Boston Road, Wilbraham, MA 01095
(Address of Principal Executive Offices) (Zip Code)

Friendly Ice Cream Corporation 2003 Incentive Plan, as amended
 (Full Title of the Plan)

Gregory A. Pastore
Vice President, General Counsel and Clerk
Friendly Ice Cream Corporation
1855 Boston Road, Wilbraham, MA 01095
(Name and Address of Agent For Service)

(413) 731-4000
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Matthew S. Gilman, Esquire
Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, Massachusetts  02111

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock, $.01 par value	300,000 shares(2)	$7.66	$2,298,000	$245.89
Rights to Purchase Preferred Stock(4)	300,000 rights	—	—	—

(1)                                  Such presently indeterminable number of additional shares of common stock and rights are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in common stock.

(2)                                  To be issued pursuant to the registrant’s 2003 Incentive Plan, as amended (see Introductory Note below).

(3)                                  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the registrant’s common stock on June 27, 2006, as reported on the American Stock Exchange.

(4)                                  Pursuant to a Rights Agreement entered into on November 19, 1997, one right (each a “Right”) is deemed to be delivered with each share of common stock issued by the registrant. The Rights currently are not separately transferable apart from the common stock, and they are not exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the Rights.

INTRODUCTORY NOTE

This registration statement relates to the registration of additional securities of the same class as other securities for which a registration statement is effective relating to the registrant’s 2003 Incentive Plan. Pursuant to General Instruction E of Form S-8, except as otherwise provided herein, this registration statement incorporates by reference the registrant’s registration statement on Form S-8 (Registration No. 333-106406) relating to the registration of an aggregate of 307,000 shares issuable under the registrant’s 2003 Incentive Plan. Following the registration of the additional 300,000 shares under this registration statement, a total of 607,000 shares will be registered under the 2003 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Except as otherwise provided herein, the contents of the registrant’s registration statement on Form S-8 (Registration No. 333-106406), filed with the Commission on June 24, 2003, are incorporated by reference herein.

Item 3. Incorporation of Documents By Reference.

                    The following documents are incorporated by reference into this registration statement:

                                                             (a)       The registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006;

                                                             (b)       All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

                                                             (c)       The description of the registrant’s common stock and rights to purchase preferred stock which are contained in the registrant’s registration statements filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed hereby incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Note applicable.

Item 6. Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

In its Restated Articles of Organization and Amended and Restated By-Laws, the registrant has elected to provide indemnification to its directors and officers in appropriate circumstances. Generally, the Restated Articles of Organization and Amended and Restated By-Laws provide that the registrant shall indemnify directors and officers of the registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers of the registrant or by reason of their agreeing to serve, at the request of the registrant, as a director or officer of another organization. Under this provision, a director or officer of the registrant shall be indemnified by the registrant for all expenses, liabilities and losses (including reasonable attorneys’ fees, judgments, fines, “ERISA” excise taxes or penalties), unless he is adjudicated in such proceedings not to have acted in good faith in the reasonable belief that his action was in the best interest of the registrant or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such benefit plan. Any indemnification for amounts paid in settlement of legal proceedings described above shall be made by the registrant unless a court of competent jurisdiction holds that the director or officer did not meet the standard of conduct set forth above or the registrant determines, by clear and convincing evidence, that the director or officer did not meet such standard. Such determination shall be made by the Board of Directors of the registrant, based on advice of independent legal counsel.

The registrant’s Restated Articles or Organization and Amended and Restated By-Laws provide that the registrant shall advance expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses. The registrant may, to the extent authorized from time to time by the Board of Directors, grant indemnification rights to employees, agents or other persons serving the registrant.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.  Article 6B of the registrant’s Restated Articles of Organization contains such a provision.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 8.    Exhibits.

Exhibit Number	Exhibit Description

4.1

Restated Articles of Organization of Friendly Ice Cream Corporation (the “Company”) (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Reg. No. 333-34633).**

4.2	Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3(II) to the Company’s current report on Form 8-K filed September 2, 2003, File No. 001-13579).**

4.3	Rights Agreement between the Company and The Bank of New York, a Rights Agent (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, Reg. No. 333-34633).**

5	Legal Opinion of Brown Rudnick Berlack Israels LLP.*

10.1	Friendly Ice Cream Corporation 2003 Incentive Plan, as amended.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Brown Rudnick Berlack Israels LLP is included in their legal opinion filed as Exhibit 5 hereof.*

24	Power of Attorney (included on the signature page of this registration statement).*

* Filed herewith

** Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

Item 9.    Undertakings

(1) The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, Commonwealth of Massachusetts, on the 29th day of June, 2006.

FRIENDLY ICE CREAM CORPORATION

By:	/s/ Paul V. Hoagland
Name: Paul V. Hoagland
Title: Executive Vice President of Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Gregory A. Pastore and Paul V. Hoagland and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title (Capacity)	Date

/s/ John L. Cutter	Chief Executive Officer and President	June 29, 2006
John L. Cutter	(Principal Executive Officer and Director)

/s/ Paul V. Hoagland	Executive Vice President of Administration	June 29, 2006
Paul V. Hoagland	and Chief Financial Officer (Principal Financial
and Accounting Officer)

/s/ Donald N. Smith	Chairman of the Board	June 29, 2006
Donald N. Smith

/s/ Steven L. Ezzes	Director	June 29, 2006
Steven L. Ezzes

/s/ Burton J. Manning	Director	June 29, 2006
Burton J. Manning

/s/ Michael J. Daly	Director	June 29, 2006
Michael J. Daly

/s/ Perry D. Odak	Director	June 29, 2006
Perry D. Odak

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1

Restated Articles of Organization of Friendly Ice Cream Corporation (the “Company”) (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Reg. No. 333-34633).**

4.2	Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3(II) to the Company’s current report on Form 8-K filed September 2, 2003, File No. 001-13579).**

4.3	Rights Agreement between the Company and The Bank of New York, a Rights Agent (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, Reg. No. 333-34633).**

5	Legal Opinion of Brown Rudnick Berlack Israels LLP.*

10.1	Friendly Ice Cream Corporation 2003 Incentive Plan, as amended.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Brown Rudnick Berlack Israels LLP is included in their legal opinion filed as Exhibit 5 hereof.*

24	Power of Attorney (included on the signature page of this registration statement).*

* Filed herewith

** Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.